Exhibit 99.1

Dear Stockholder,

On February 4th, we announced yet another important milestone for Inland American. Inland American successfully completed the spin-off of 95% of the outstanding shares of common stock of Xenia Hotels & Resorts, Inc. (“Xenia”), to our stockholders. Inland American continues to own approximately 5% of the outstanding shares of the common stock of Xenia. Xenia is now an independent, self-advised and self-administered, publicly-traded lodging REIT. Xenia is trading under the ticker symbol “XHR” on the New York Stock Exchange.

Xenia expects to invest primarily in premium full service, lifestyle and urban upscale hotels, with a focus on top 25 U.S. lodging markets as well as key leisure destinations in the United States. Xenia owns 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and a majority interest in two hotels under development. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Hyatt®, Starwood®, Kimpton®, Aston®, Fairmont® and Loews®, as well as leading independent management companies.

The spin-off was effectuated by means of a taxable pro rata distribution by Inland American to Inland American stockholders of record as of the close of business on the record date of January 20, 2015. Each Inland American stockholder received one share of Xenia common stock for every eight shares of Inland American stock they owned as of the record date. The Xenia common stock was issued in book-entry form only, which means that no physical stock certificates were or will be issued. Inland American’s stockholders will receive cash in lieu of any fractional shares they would otherwise be entitled to receive in the distribution.

Inland American stockholders now own shares of common stock in both Inland American and Xenia. The number of Inland American shares held by stockholders has not changed as a result of this distribution of Xenia common stock. Inland American continues to be a non-listed REIT.

Inland American’s board of directors determined, upon careful review and consideration that Xenia’s separation from Inland American was in the best interests of Inland American. Stockholder approval of the distribution was not required, and you were not required to make any payment, or to surrender or exchange your shares of Inland American common stock or take any other action to receive your shares of Xenia common stock on the distribution date.

The information statement, which was mailed to all stockholders of Inland American on the record date for the distribution, describes the spin-off in detail and contains important information about Xenia, its business, financial condition, operations and risks related to its business. We urge you to read the entire information statement carefully. If you have any questions regarding Xenia, please do not hesitate to reach out to Xenia’s Investor Services team at (844) 248-2205. Any questions related to your investment in Inland American please continue to call (855) 377-0510 for the Inland American Investor Services team.

Here are some anticipated questions we believe our stockholders may have:

Q:	Will Xenia pay distributions?
A:	As set forth in the Information Statement, Xenia anticipates making regular quarterly distributions at an initial rate of $0.23 per share for a full quarter. On an annualized basis, this would be $0.92 per share of common stock based on the 8 to 1 distribution ratio. Xenia’s independent board of directors will review the distribution rate on a regular basis.

Q:	How many shares of Xenia common stock will I get? How was the ratio determined?
A:	Each Inland American stockholder received one share of Xenia common stock for every eight shares of Inland American common stock they owned as of the close of business on the record date of January 20, 2015. One of the determining factors for the ratio was to meet certain NYSE listing requirements.

Q:	Will the separation affect the value of my Inland American shares?
A:	Yes, as a result of the distribution, the value of shares of Inland American stock immediately following the distribution is lower than the value of such shares immediately prior to the distribution because the value of Inland American stock no longer reflect the value of Xenia’s assets and liabilities.

Q:	When will the new estimated per share value be announced for Inland American?
A:	We currently plan to publish a new estimated share value within the next few weeks. Once the new estimated share value is determined, we will communicate it to Inland American stockholders.

Q:	Is the distribution changing for Inland American?
A:	The Inland American Board is reviewing and will announce a revised dividend and distribution policy in the coming weeks. With Xenia owning all of Inland American’s lodging portfolio, which produced a substantial portion of Inland American’s cash flow from operations, Inland American’s distribution payments will decrease. After giving effect to the spin-off, the aggregate dividends paid by Inland American and Xenia, on a combined basis, will be less than the previous level of distributions paid by Inland American.

Q:	How will the Xenia spin-off benefit the stockholder?
A:	The spin-off is providing an opportunity for partial liquidity to Inland American stockholders. As disclosed in the Information Statement, as a stockholder in Xenia, you will be able to make your own investment decisions with respect to the shares that you own. In addition, you will also be able to participate in the potential upside should Xenia make accretive acquisitions or deliver value through other opportunities.

Q:	Why is the spin-off taxable?
A:	The operations of Inland American and Xenia did not allow for a tax free spin-off of Xenia. For those stockholders who hold shares in non-qualified accounts, a portion of the distribution will be taxable to the Inland American stockholders, which is consistent with the other spin-off transaction involving a hotel REIT. Stockholders are urged to consult with their tax advisors.

Q:	How will the separation affect my tax basis and holding period in shares of Inland American common stock?
A:	As set forth in the Information Statement, your tax basis in shares of Inland American held at the time of the distribution will be reduced to the extent the fair market value of the Xenia shares distributed by Inland American in the distribution exceeds Inland American’s current and accumulated earnings and profits. Your holding period for such Inland American shares will not be affected by the distribution.

Q:	Why did stockholders not have the opportunity to vote on the Xenia spin-off?
A:	Inland American is organized under Maryland state law. The distribution of Xenia shares to Inland American stockholders by Inland American did not require a vote of stockholders under its charter or under Maryland law. The fact that a stockholder vote was not required for this transaction saved Inland American the significant expense that would otherwise be required in connection with solicitation of votes, and also avoided the potential time delay that would otherwise be associated with obtaining the required votes.

Q:	What are the next steps for Inland American?
A:	We are very pleased to have achieved this milestone, which marks a significant step in Inland American’s long-term strategy. Additionally, having completed the spin-off of Xenia, we will continue to concentrate on refining and growing our multi-tenant retail and student housing platforms.

On behalf of the board of directors, the senior management team and the employees of Inland American, we want to thank you for your continued support of Inland American. We look forward to this next chapter in Inland American’s history.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.041666667 per share for the month of January 2014. If you have invested through a trustee, a distribution statement is enclosed in lieu of a check. As a reminder, with the spin-off of Xenia, the distribution reinvestment plan (“DRP”) and share repurchase program have been suspended until further notice. Any stockholders who previously received their monthly distributions through the DRP will now receive a check or distribution statement showing their monthly distribution deposits.

Year-end 1099 Tax Forms

Form 1099-DIVs for Inland American have been mailed to stockholders by DST Systems, Inc., Inland American’s transfer agent. If your investment is held in a retirement account, such as an IRA, SEP or ROTH, your custodian will provide you with any necessary tax information. For the year ended December 31, 2014, Inland American paid distributions of approximately $439 million. For income tax purposes only, approximately 88.36% of the distributions paid in 2014 will be treated as ordinary dividends and approximately 11.64% will be treated as nondividend distributions. The percentage of ordinary income was driven by the large number of properties Inland American disposed of in 2014 and was required to recapture the gains as ordinary income due to ordinary losses recognized on prior year disposals. Please consult your tax professional with any questions regarding the filing of your individual tax return. We are unable to provide tax or legal advice.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President, CEO

cc: Trustee

Broker Dealer

Financial Advisor

Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representation, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, our ability to execute on our strategy, our ability to return value to our stockholders through multiple liquidity events, the availability of cash flow from operating activities to fund distributions and the financial performance of Xenia. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see the Risk Factors included in Inland American’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. For further discussion of the factors that could materially affect Xenia, please see “Item 1A. Risk Factors” and “Forward Looking Statements” of Xenia in Xenia’s Registration Statement on Form 10 as filed with the Securities and Exchange Commission. Inland American intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.